Exhibit T3E-1

Offer to Exchange

Floating Rate Convertible Subordinated Notes Due 2022

(CUSIP No 941053AE0)

for Any and All Outstanding

Floating Rate Convertible Subordinated Notes Due 2022

(CUSIP Nos. 941053AC4 and 941053AD2)

       Waste Connections, Inc. is offering to exchange $1,000 in principal amount of our Floating Rate Convertible Subordinated Notes Due 2022, or the New Notes, for each $1,000 in principal amount of our outstanding Floating Rate Convertible Subordinated Notes due 2022, or the Old Notes, that is properly tendered and accepted for exchange on the terms set forth in this offering circular and in the accompanying Letter of Transmittal, which we refer to together as the exchange offer. See page 22 for how to tender Old Notes.

      The exchange offer will expire at 5:00 p.m., New York City time, on July 15, 2004, the expiration date, unless we extend it. We will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time on the day after expiration of the exchange offer. You may withdraw tendered Old Notes at any time up until 5:00 p.m. New York City time on the expiration date.

      The terms of the New Notes are similar to the terms of the Old Notes, but have a net share settlement mechanism, dividend protections, and other important terms as described in this offering circular. See page 8 of this offering circular for a summary comparison of the Old Notes to the New Notes.

      Deutsche Bank Securities Inc., which has advised us that it is the beneficial owner of $69,581,000 principal amount of the outstanding Old Notes, or approximately 40% of the aggregate outstanding principal amount of the Old Notes, has informed us that it intends to tender all of the Old Notes that it owns in this exchange offer.

      Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “WCN”. On June 14, 2004 the closing sale price for our common stock on the NYSE was $42.40 per share.

      THE EXCHANGE OFFER IS DESCRIBED IN DETAIL IN THIS OFFERING CIRCULAR, AND WE URGE YOU TO READ IT CAREFULLY, INCLUDING THE SECTION TITLED “RISK FACTORS,” BEGINNING ON PAGE 13 OF THIS OFFERING CIRCULAR, FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU DECIDE TO PARTICIPATE IN THE EXCHANGE OFFER.

      NEITHER OUR BOARD OF DIRECTORS NOR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER YOU SHOULD CHOOSE TO EXCHANGE YOUR OLD NOTES FOR NEW NOTES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFERING CIRCULAR IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this offering circular is June 16, 2004.

      YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS OFFERING CIRCULAR. THE CONTENTS OF ANY WEBSITES REFERRED TO IN THIS OFFERING CIRCULAR ARE NOT PART OF THIS OFFERING CIRCULAR.

      THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO EXCHANGE IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE FEDERAL SECURITIES OR STATE SECURITIES LAWS. THE DELIVERY OF THIS OFFERING CIRCULAR SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR ANY ATTACHMENTS HERETO NOR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF.

      IN MAKING A DECISION IN CONNECTION WITH THE EXCHANGE OFFER, NOTEHOLDERS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. NOTEHOLDERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH NOTEHOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS OFFERING CIRCULAR AND THE EXCHANGE OFFER CONTEMPLATED THEREBY.

      WE ARE RELYING ON SECTION 3(A)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) TO EXEMPT THE EXCHANGE OFFER FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT WITH RESPECT TO THE EXCHANGE OF THE OLD NOTES FOR THE NEW NOTES. WE ARE ALSO RELYING ON SECTION 18(B)(4)(C) OF THE SECURITIES ACT TO EXEMPT THE EXCHANGE OFFER FROM STATE SECURITIES LAW REQUIREMENTS. WE HAVE NOT FILED A REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR ANY OTHER FEDERAL OR STATE SECURITIES LAWS WITH RESPECT TO THE NEW NOTES THAT MAY BE DEEMED TO BE OFFERED BY VIRTUE OF THIS EXCHANGE OFFER.

      GENERALLY, THE SECURITIES ACT PROHIBITS THE OFFER OF SECURITIES TO THE PUBLIC UNLESS A REGISTRATION STATEMENT HAS BEEN FILED WITH THE SEC AND THE SALE OF SECURITIES UNTIL SUCH REGISTRATION STATEMENT HAS BEEN DECLARED EFFECTIVE BY THE SEC, UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE EXCHANGE OFFER CONSTITUTES AN “OFFER” OF SECURITIES UNDER THE SECURITIES ACT. HOWEVER, WE ARE AVAILING OURSELVES OF SECTION 3(A)(9) OF THE SECURITIES ACT WHICH PROVIDES AN EXEMPTION FROM REGISTRATION FOR EXCHANGES OF SECURITIES BY THE ISSUER WITH ITS EXISTING NOTEHOLDERS EXCLUSIVELY WHERE NO COMMISSION OR OTHER REMUNERATION IS PAID OR GIVEN DIRECTLY OR INDIRECTLY FOR SOLICITING SUCH EXCHANGE. ACCORDINGLY, NO FILING WITH THE SEC IS BEING MADE WITH RESPECT TO THE EXCHANGE OFFER.

      WE HAVE NEVERTHELESS PREPARED THIS OFFERING CIRCULAR WHICH CONTAINS SUBSTANTIALLY THE SAME INFORMATION WHICH WOULD BE REQUIRED FOR A REGISTRATION STATEMENT AND ARE DISTRIBUTING THIS OFFERING CIRCULAR TO THE NOTEHOLDERS. BECAUSE NO FILING WITH THE SEC IS REQUIRED FOR THE EXCHANGE OFFER, THE SEC IS NOT REVIEWING OR COMMENTING ON THE DOCUMENTS USED IN THE EXCHANGE OFFER.

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THIS OFFERING CIRCULAR INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT WASTE CONNECTIONS, INC. THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO NOTEHOLDERS UPON WRITTEN OR ORAL REQUEST TO: OFFICE OF INVESTOR RELATIONS, WASTE CONNECTIONS, INC., 35 IRON POINT CIRCLE, SUITE 200, FOLSOM, CA 95630, (916) 608-8200. IN ORDER TO OBTAIN TIMELY DELIVERY, NOTEHOLDERS MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE, OR JULY 10, 2004, UNLESS EXTENDED.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain information contained in this offering circular includes statements that are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements in this offering circular. Factors that could cause actual results to differ from those projected include, but are not limited to, the following:

•	difficulties in making acquisitions, acquiring exclusive contracts and generating internal growth may cause our growth to be slower than expected;

•	our growth and future financial performance depend significantly on our ability to integrate acquired businesses into our organization and operations;

•	our acquisitions may not be successful, resulting in changes in strategy, operating losses or a loss on sale of the business acquired;

•	we compete for acquisition candidates with other purchasers, some of which have greater financial resources than we do, and these other purchasers may be able to offer more favorable acquisition terms, thus limiting our ability to grow through acquisition;

•	timing of acquisitions may cause fluctuations in our quarterly results, which may cause our stock price to decline;

•	rapid growth may strain our management, operational, financial and other resources;

•	we may be unable to compete effectively with governmental service providers and larger and better capitalized companies, which may result in reduced revenues and lower profits; and

•	we may lose contracts through competitive bidding, early termination or governmental action, which would cause our revenues to decline.

      These risks and uncertainties, as well as others, are discussed in greater detail in our other filings with the SEC, including our most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q. You should read carefully the section of this offering circular under the heading “Risk Factors” beginning on page 13. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements in this offering circular to reflect events or circumstances after the date of this offering circular.

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SUMMARY

      This summary does not contain all the information you should consider before exchanging your Old Notes for the New Notes. You should read this entire offering circular carefully, as well as those additional documents to which we refer you. See “Where You Can Find More Information.” References in this offering circular to “Waste Connections”, “we”, “us”, “our”, “the company” and “our company” refer to Waste Connections, Inc. and its subsidiaries and all references to “solid waste” mean non-hazardous solid waste unless otherwise specified.

Our Exchange Offer

      We have summarized the terms of the exchange offer in this section. Before you decide whether to tender your Old Notes in the exchange offer, you should read the detailed description of the exchange offer under “The Exchange Offer” for further information.

Reasons for the Exchange Offer	We believe that it is in the best interests of our company and our stockholders to have convertible notes that contain terms that are now prevalent in the convertible note market, including the prevalence of net share settle and dividend protection provisions.

Net share settle provisions — In April 2004, our total leverage and debt-to-capital ratios declined to record low levels when, in response to our call for redemption, approximately 80% of our previously outstanding 5 1/2% Convertible Subordinated Notes due 2006 converted into our common stock. The net share settle provisions being introduced in this exchange offer will allow us to substitute cash for the principal value portion of the conversion value due holders of the New Notes under certain conversion scenarios, thereby reducing the number of shares of common stock issued upon such conversions of the New Notes.

Dividend protection provisions — Since the Old Notes were issued in May 2002, changes in tax law and investor sentiment have made cash dividends more attractive. Our credit facility was recently amended to provide us with the ability to pay annual cash dividends of up to $50.0 million plus option proceeds. We believe that most new convertible notes issued since mid-2003 have included terms that adjust the conversion price upon payment of a cash dividend, similar to the provisions being introduced in this exchange offer.

Terms of the Exchange Offer	We are offering to exchange $1,000 in principal amount of New Notes for each $1,000 in principal amount of our Old Notes accepted for exchange. New Notes will be issued in denominations of $1,000 and any integral multiple of $1,000. You may tender all, some or none of your Old Notes.

Expiration Date; Extension; Termination	The exchange offer and your withdrawal rights will expire at 5:00 p.m. New York City time, on July 15, 2004, or any subsequent date to which we extend it. We may extend the expiration date for any reason; we will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, the day after the previously scheduled expiration date. You must tender your Old Notes prior to the expiration date if you wish to participate in the exchange offer. We have the right to:

• extend the period during which the exchange offer is open and retain all tendered Old Notes;

• waive any condition or otherwise amend the terms of the exchange offer in any respect, prior to the expiration date; or

• terminate the exchange offer prior to our acceptance of any previously tendered Old Notes if any of the conditions to the exchange offer are not satisfied.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. Please read the section titled “The Exchange Offer — Conditions to the Exchange Offer,” beginning on page 21 of this offering circular, for more information.

Withdrawal Rights	You may withdraw tendered Old Notes at any time up until 5:00 p.m. New York City time on the expiration date, or any subsequent date to which we extend it. See “The Exchange Offer — Withdrawal of Tenders” for a more complete description of withdrawal provisions.

Procedures for Tendering Old Notes	If you hold Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your Old Notes. Tenders of your Old Notes will be effected by book-entry transfers through The Depository Trust Company. If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery. Please do not send letters of transmittal to us. You should send those letters to U.S. Bank National Association (successor to State Street Bank and Trust Company of California, N.A.), the exchange agent, at the address set forth on the back cover of this offering circular. The exchange agent can answer your questions regarding how to tender your Old Notes.

Acceptance of Old Notes	If all the conditions to the exchange offer are satisfied or waived prior to the expiration date, we will accept all Old Notes properly tendered and not withdrawn prior to the expiration of the exchange offer and will issue the New Notes promptly after the expiration date. We will issue New Notes in exchange for Old Notes that are accepted for exchange only after receipt by the exchange agent of (i) a timely book-entry confirmation of transfer of Old Notes into the exchange agent’s DTC account or, if tender is made through an eligible institution, a notice of guaranteed delivery and (ii) a properly completed and executed letter of transmittal or an electronic confirmation pursuant to DTC’s Automatic Tender Offer Program. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.

Accrued Interest on Old Notes	Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Old Notes. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Notes.

Amendment of the Exchange Offer	We reserve the right not to accept any of the Old Notes tendered and to otherwise interpret or modify the terms of the exchange offer, provided that we will extend the period during which notes may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Consequences of Not Exchanging Old Notes	If you do not exchange your Old Notes in the exchange offer, the liquidity of any trading market for Old Notes not tendered for exchange, or tendered for exchange but not accepted, could be significantly reduced to the extent that Old Notes are tendered and accepted for exchange in the exchange offer.

Use of Proceeds; Fees and Expenses of the Exchange Offer	We will not receive any cash proceeds from the exchange offer. Old Notes that are properly tendered and not withdrawn, and exchanged pursuant to the exchange offer, will be retired and canceled. We estimate that the total fees and expenses of the exchange offer will be approximately $175,000.

Tax Consequences	You generally should not recognize any gain or loss for United States federal income tax purposes as a result of an exchange of Old Notes for New Notes.

Please see the section titled “Certain United States Federal Tax Considerations” beginning on page 43 of this offering circular.

Deciding Whether to Participate in the Exchange Offer	Neither we nor our officers or directors make any recommendation as to whether you should tender or refrain from tendering all or any portion of your Old Notes in the exchange offer. Further, we have not authorized anyone to make any such recommendation. You must make your own decision as to whether you should tender your Old Notes in the exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this offering circular, including the “Risk Factors” and the letter of transmittal and consulting with your advisors, if any, based on your own financial position and requirements.

Exchange Agent	U.S. Bank National Association (successor to State Street Bank and Trust Company of California, N.A.).

Risk Factors	You should consider carefully the matters described under “Risk Factors,” beginning on page 13 of this offering circular as well as other information set forth in this offering circular and in the accompanying letter of transmittal before you decide to participate in the exchange offer.

New Notes

      We have summarized the terms of the New Notes in this section. Before you decide whether to tender your Old Notes in the exchange offer, you should read the detailed description of the New Notes under “Description of the New Notes” for further information.

Issuer	Waste Connections, Inc.

New Notes Offered	Up to $175 million in aggregate principal amount of Floating Rate Convertible Subordinated Notes Due 2022.

Maturity	May 1, 2022.

Interest	Interest will accrue at a per annum rate equal to 3-month LIBOR plus 0.50%, adjusted quarterly. Notwithstanding any such adjustments, the interest rate on the New Notes will never be less than zero.

Interest Payment Dates	May 1, August 1, November 1, and February 1 beginning August 1, 2004.

Ranking	The New Notes will be unsecured and rank junior to our existing and future Senior Indebtedness as that term is defined in “Description of the New Notes — Subordination”; provided, however that Senior Indebtedness does not include the Old Notes. The New Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The New Notes will rank pari passu with the Old Notes.

The Indenture under which the New Notes will be issued (the “Indenture”) will not restrict our ability to incur Senior Indebtedness or other indebtedness, nor will it restrict the ability of our subsidiaries to incur indebtedness. As of March 31, 2004, we had $265.4 million of senior indebtedness and $590.4 million of total indebtedness.

Conversion Rights	Holders may surrender New Notes for conversion into cash and, if applicable, shares of our common stock prior to the maturity date, only if any of the following conditions is satisfied:

• the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which the conversion occurs, is more than 110% of the conversion price per share of our common stock on that 30th trading day;

• we have called the New Notes for redemption;

• during such period, if any, that the credit rating assigned to the New Notes by Moody’s Investors Service, Inc. and Standard & Poor’s Rating Group is below B3 or B-, respectively, or if neither rating agency is rating the New Notes;

• during the five business day period after any nine consecutive trading day period in which the trading price of the New Notes (per $1,000 principal amount) for each day of such period was less than 95% of the product of the closing sale price per share of our common stock multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the New Notes; or

• upon the occurrence of specified corporate transactions described below under “Description of the New Notes — Conversion Rights.”

Conversion Price; Adjustments	Holders exercising their conversion rights may convert any outstanding New Notes into cash, and if applicable, shares of our common stock at an initial conversion price of $48.39 per share, which is equal to 20.6654 shares per $1,000 in principal amount of New Notes.

The conversion price may be adjusted for certain reasons, but will not be adjusted for accrued interest. Upon conversion, the holder will not receive any cash payment representing accrued interest. See “Description of the New Notes — Conversion Price Adjustments”.

Subject to certain exceptions described in “Description of the New Notes,” once New Notes are tendered for conversion, the value (the “Conversion Value”) of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 principal amount of the New Notes will be determined by multiplying the Conversion Rate by the Ten Day Average Closing Stock Price (as defined below). We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the aggregate Conversion Value of the New Notes to be converted and (b) the aggregate principal amount of the New Notes to be converted, (2) if the aggregate Conversion Value of the New Notes to be converted is greater than the Principal Return, an amount in whole shares (the “Net Shares”), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the “Net Share Amount”), and (3) an amount in cash in lieu of any fractional shares of common stock. We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Stock Price. The Ten Day Average Closing Stock Price will be the average of the closing per share prices of our common stock on the New York Stock Exchange on the ten consecutive trading days beginning on the second trading day following the day the New Notes are submitted for conversion.

In addition, if we declare a cash dividend or cash distribution to all of the holders of our common stock, under certain circumstances, the Conversion Price shall be decreased to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price - Dividend Adjustment Amount)
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(Pre-Dividend Sale Price)

“Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. “Dividend Adjustment Amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock.

The “common stock price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the principal national securities exchange or other quotation system on which our common stock is quoted or listed or admitted to trading on such day or, if our common stock is not quoted or listed or admitted to trading on a national securities exchange or quotation system, as reported by the National Quotation Bureau Incorporated, or similar generally accepted reporting service.

A “trading day” means any regular or abbreviated trading day of the New York Stock Exchange.

See “Description of the New Notes — Conversion Price Adjustments.”

Optional Redemption	We may redeem the New Notes at any time on or after May 7, 2006, at specified prices, plus accrued and unpaid interest.

Mandatory Redemption	Except as set forth under “Description of the New Notes — Right to Require Purchase of New Notes upon a Change in Control” and “— Repurchase of New Notes at the Option of the Holder,” we are not required to make mandatory redemption of, or sinking fund payments with respect to, the New Notes.

Repurchase of New Notes at the Option of the Holder	You may require us to repurchase your New Notes on May 1 of 2009, 2012 and 2017 for a purchase price equal to 100% of the principal amount of the New Notes plus accrued interest. The purchase price is payable in cash. See “Description of the New Notes — Repurchase of New Notes at the Option of the Holder.”

Change in Control	Upon the occurrence of a Change in Control, as that term is defined in “Description of the New Notes — Right to Require Purchase of New Notes upon a Change in Control”, you will have the right to require us to repurchase your New Notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase. The purchase price is payable in cash.

The Company

      Waste Connections, Inc., a Delaware corporation organized in 1997, is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern United States. As of March 31, 2004, we served more than one million commercial, industrial and residential customers from a network of operations in 23 states: Alabama, Arizona, California, Colorado, Georgia, Illinois, Iowa, Kansas, Kentucky, Minnesota, Mississippi, Montana, Nebraska, New Mexico, Ohio, Oklahoma, Oregon, South Dakota, Tennessee, Texas, Utah, Washington, and Wyoming. As of that date, we owned 103 collection operations, operated or owned 33 transfer stations, operated or owned 33 Subtitle D landfills, owned two construction and demolition landfills and operated or owned 26 recycling facilities. We also owned one Subtitle D landfill site that is permitted for operation, but not constructed as of March 31, 2004.

      Our growth strategy focuses on expanding into secondary markets located primarily in the Western and Southern United States that have strong demographic growth trends and where competitive barriers to entry can be developed. We target markets where we can either (i) provide waste collection services under franchises, exclusive contracts or other arrangements, or (ii) garner a leading market position and provide vertically integrated collection and disposal services. We generally seek to avoid operating in highly competitive, larger urban markets. We are a leading provider of solid waste services in most of our markets, and more than 50% of our revenues are derived from market areas where we have franchise or exclusive rights to provide our services.

      We have focused on secondary markets mostly in the Western and Southern United States because we believe that in those areas: (i) there is a greater opportunity to enter into exclusive arrangements; (ii) there is less competition from larger solid waste services companies; (iii) strong economic and population growth rates are projected; and (iv) there remain a number of independent solid waste services companies suitable for acquisition.

      We have developed a two-pronged business strategy tailored to the competitive and regulatory factors that affect our markets:

•	Control the Waste Stream. In markets where waste collection services are provided under exclusive arrangements, or where waste disposal is municipally funded or available at multiple municipal sources, we believe that controlling the waste stream by providing collection services is often more important to our growth and profitability than owning or operating landfills. In addition, contracts in some western U.S. markets dictate the disposal facility to be used. The large size of many western states increases the cost of interstate and long haul disposal, heightening the effects of regulations that direct waste disposal, which may make it more difficult for a landfill to obtain the disposal volume necessary to operate profitably. In markets with these characteristics, we believe that landfill ownership or vertical integration is not as critical to our success.

•	Provide Vertically Integrated Services. In markets where we believe that owning landfills is a strategic element to a collection operation because of competitive and regulatory factors, we generally focus on providing integrated services, from collection through disposal of solid waste in landfills that we own or operate. During the three month period ending March 31, 2004, approximately 69% of waste we collected in our markets was disposed of at landfills we owned or operated.

      Our executive offices are located at 35 Iron Point Circle, Suite 200, Folsom, California 95630. Our telephone number is (916) 608-8200. Our website is www.wasteconnections.com. The information provided on our website is not incorporated into this offering circular.

      Our common stock is traded on the NYSE under the symbol “WCN”. For additional information concerning our company, please see “Where You Can Find More Information” on page 52 of this offering circular.

Summary Comparison of the Old Notes to the New Notes

	Old Notes	New Notes

Issuer	Waste Connections, Inc.	Same as the Old Notes.

Notes Offered	$175 million in aggregate principal amount of Floating Rate Convertible Subordinated Notes Due 2022 issued under an Indenture dated as of April 30, 2002 between our company and U.S. Bank National Association (successor to State Street Bank and Trust Company of California, N.A.), as trustee.	Up to $175 million in aggregate principal amount of Floating Rate Convertible Subordinated Notes Due 2022 to be issued under a new Indenture between our company and U.S. Bank National Association, (successor to State Street Bank and Trust Company of California, N.A.), as trustee.

Interest Payment Dates	Payable on May 1, August 1, November 1 and February 1 of each year.	Same as the Old Notes.

Interest	3-month LIBOR plus 0.50%, adjusted quarterly.	Same as the Old Notes.

Maturity	May 1, 2022.	Same as the Old Notes.

Conversion Rights	Holders of the Old Notes may convert their Old Notes into shares of our common stock during any time commencing after August 1, 2002 and prior to the maturity date in any of the following circumstances:

• the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which the conversion occurs is more than 110% of the conversion price for the Old Notes on that 30th trading day.

• we have called the Old Notes for redemption.

	• the credit rating assigned to the Old Notes by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Group is below a specified level, or if neither rating agency is rating the Old Notes.	Same terms as the Old Notes, except that upon conversion of the New Notes at any time on or prior to the business day immediately preceding the maturity date, Holders will receive cash, shares of common stock, or cash and shares of common stock, as described under “Description of the New Notes — Conversion Rights”.

Old Notes	New Notes

• during the five business day period immediately following any nine consecutive trading day period in which the trading price per $1,000 in principal amount of the Old Notes for each day of such period was less than 95% of the product of the closing sale price of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 in principal amount of the Old Notes.

• upon the occurrence of specified corporate transactions.

Old Notes	New Notes

Conversion Price	The Old Notes may be converted into our common stock at the initial conversion price per share of $48.39. This represents a conversion rate of approximately 20.6654 shares of our common stock per $1,000 in principal amount of Old Notes. The conversion price may be adjusted for certain transactions affecting our common stock, but will not be adjusted for accrued interest. Upon conversion, the holder will not receive any cash payment representing accrued and unpaid interest, if any.	Same terms as the Old Notes, except that:

(i) subject to certain exceptions described in “Description of the New Notes”, once Notes are tendered for conversion, the Conversion Value of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 principal amount of the New Notes will be determined by multiplying the Conversion Rate by the Ten Day Average Closing Stock Price. We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the aggregate Conversion Value of the New Notes to be converted and (b) the aggregate principal amount of the New Notes to be converted, (2) if the aggregate Conversion Value of the New Notes to be converted is greater than the Principal Return, an amount in whole shares (the “Net Shares”), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the “Net Share Amount”), and (3) an amount in cash in lieu of any fractional shares of common stock. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Stock Price. The Ten Day Average Closing Stock Price will be the average of the closing per share prices of our common stock on the New York Stock Exchange on the ten consecutive trading days beginning on the second trading day following the day the New Notes are submitted for conversion. Upon conversion of the New Notes under the circumstances described under “Description of the New Notes — Conversion upon Credit Rating Event,” and

	Old Notes	New Notes

“— Conversion upon Satisfaction of Trading Price Condition”, we will deliver, at our option, cash, shares of common stock, or a combination of cash and shares of common stock;

(ii)  under certain circumstances, we will adjust the conversion price if we declare a dividend or distribution to all of the holders of our common stock; and

(iii)  the conversion price may be adjusted if we or one of our subsidiaries makes a payment in respect of a tender or exchange offer, other than an odd-lot offer, for our common stock which involves an aggregate consideration that, together with any cash and other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for shares concluded within the preceding 12 months, exceeds 10% of our aggregate market capitalization on the expiration of the tender or exchange offer.

See “Description of the New Notes — Conversion Rate Adjustment”.

Optional Redemption of the Notes	At any time on or after May 7, 2006, subject to the consent of the lenders under our credit facility, the Old Notes are redeemable at our option, in whole, or from time to time, in part, on not less than 30 days’ notice. The redemption price, expressed as a percentage of the principal amount, is 102% from May 7, 2006 through April 30, 2007, and 101% from May 1, 2007 through April 30, 2008, and 100% of the principal amount on or after May 1, 2008, plus accrued and unpaid interest thereon to the redemption date.	Same terms as the Old Notes.

	Old Notes	New Notes

Repurchase of the Notes at the Option of the Holder	A holder of Old Notes has the right to require us to purchase all or a portion of such holder’s Notes on May 1, 2009, May 1, 2012 and May 1, 2017. We will repurchase the Old Notes for an amount of cash equal to 100% of the principal amount of the Old Notes on the date of purchase, plus accrued and unpaid interest, up to but not including the date of repurchase, payable in cash.	Same terms as the Old Notes.

Events of Default	• Default in the payment of principal, or default for 30 days in payment of any interest;

• Failure to pay when due the principal of or interest on indebtedness for money borrowed by us or our subsidiaries in excess of $20.0 million, or the acceleration of that indebtedness that is not withdrawn, within 15 days of written notice thereof;

• Failure to cure within 60 days a default in performance or breach of any of the covenants in the indenture; or

	• Certain events of bankruptcy, insolvency or reorganization.	Same terms as the Old Notes.

RISK FACTORS

      You should carefully consider the risks described below before you decide to exchange your Old Notes for the New Notes. The risks and uncertainties set forth below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business and results of operations. If any of the following risks actually occur they could materially and adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock could decline, which in turn could result in a decline in the trading price of the New Notes or the loss of all or a part of your investment.

      You should also consider risk factors set forth under the headings “Risks Related to Our Business” and “Risks Related to Our Industry” in our most recent Annual Report on Form 10-K, filed with the SEC on March 12, 2004, which are incorporated by reference herein.

RISKS RELATING TO THE EXCHANGE OFFER

If an active market for the New Notes fails to develop or is not sustained, the trading price and liquidity of the New Notes could be materially and adversely affected.

      Prior to the exchange offer, there has been no trading market for the New Notes. The liquidity of the trading market for the New Notes will depend in part on the level of participation of the holders of Old Notes in the exchange offer. The greater the participation in the exchange offer, the greater the liquidity of the trading market for the New Notes and the lesser the liquidity of any trading market for the Old Notes not tendered in the exchange offer. As a result, we cannot assure you that any market for the New Notes will develop or, if one does develop, that it will be maintained. If an active market for the New Notes fails to develop or be sustained, the trading price and liquidity of the New Notes could be materially adversely affected.

If you do not exchange your Old Notes, there may be a substantially smaller public trading market for your Old Notes and the market price of your Old Notes may decline.

      If the exchange offer is consummated, the trading and the liquidity of the market for the Old Notes may be significantly limited. As a result, the unexchanged Old Notes may trade at a discount to the price at which they would trade if the transactions contemplated by this offering circular were not consummated, subject to the market for similar securities and other factors. We cannot assure you that an active market in the unexchanged Old Notes will exist or be maintained and we cannot assure you as to the prices at which the unexchanged Old Notes may be traded.

Our Board of Directors has not made a recommendation with regard to whether or not you should tender your Notes in the exchange offer nor has our company obtained a third-party determination that the exchange offer is fair to holders of the Old Notes.

      We have designed the New Notes to have terms substantially similar to the Old Notes. The exchange offer has been unanimously approved by our board of directors. We are not, however, making a recommendation whether holders of Old Notes should exchange their notes. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the Old Notes that the value of the New Notes received in the exchange offer will in the future equal or exceed the value of the Old Notes tendered and we do not take a position as to whether you should participate in the exchange offer.

You should consider the U.S. Federal Income Tax consequences of exchanging your Old Notes for New Notes in the exchange offer.

      Although the matter is not free from doubt, we believe that the exchange of Old Notes for New Notes should not be treated as an “exchange” for United States federal income tax purposes, and, as a result, that you generally should not recognize any gain or loss as a result of the exchange. However, there can be no assurance that the Internal Revenue Service will agree with this conclusion. Even if the exchange of Old Notes for New Notes is treated as an “exchange” for United States federal income tax purposes, you generally should not recognize any gain or loss as a result of the exchange provided that the Old Notes and the New Notes constitute “securities” for United States federal income tax purposes, although the New Notes may be treated as having been issued at a discount or premium.

      Tax matters are complicated. You are urged to consult your tax advisor regarding the tax consequences of participating in the exchange offer and the ownership of New Notes. For a discussion of certain United States federal income tax considerations related to the exchange and the New Notes, see “Certain United States Federal Tax Considerations.”

RISKS RELATED TO THE NEW NOTES

Our indebtedness could adversely affect our financial condition; we may incur substantially more debt by increasing our costs and limiting our ability to take actions that would increase our revenue and execute our growth strategy.

      As of March 31, 2004, we had $590.4 million of total indebtedness outstanding. After giving effect to the redemption of our 5 1/2% Convertible Subordinated Notes due 2006 in April 2004, and assuming that all of the Old Notes are tendered in the Exchange Offer, as of March 31, 2004, we had $467.9 million of total indebtedness. Our indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•	require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	place us at a competitive disadvantage relative to our competitors with less debt.

      We may incur substantial additional debt in the future. The terms of our credit facility and the Old Notes do not fully prohibit us from doing so. If new debt is added to our current levels, the related risks described above could intensify.

The New Notes are subordinated to Senior Indebtedness, so that in the event of a default, our Senior Indebtedness would be repaid in full before any payment is made on the New Notes.

      Like the Old Notes, the New Notes are unsecured and subordinated in right of payment to all of our existing and future Senior Indebtedness, which is defined under “Description of the New Notes — Subordination.” As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the New Notes due to an Event of Default, as defined below, and in specific other events, our assets will be available to pay obligations on the New Notes and on convertible subordinated indebtedness ranking pari passu with the New Notes only after all Senior Indebtedness has been paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. The New Notes are also effectively subordinated to the indebtedness and other liabilities, including trade payables, of our subsidiaries. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by us. Our credit facility provides for borrowing of up to $600.0 million including the refinancing of the term loan portion of the credit facility that occurred on March 2, 2004. The incurrence of additional indebtedness and other liabilities could adversely affect our ability to pay our obligations on the New Notes. As of March 31, 2004, after giving effect to borrowings we incurred to redeem our 5 1/2% Convertible Subordinated Notes due 2006 in April 2004, we had $292.9 million of Senior Indebtedness to which the New Notes would be subordinated in right of payment. We anticipate that from time to time, we and our subsidiaries will incur additional indebtedness, including Senior Indebtedness. After giving effect to the redemption of our 5 1/2% Convertible Subordinated Notes due 2006 in April 2004, and assuming that all of the Old Notes are tendered in the Exchange Offer, as of May 31, 2004, we had no outstanding indebtedness that would rank pari passu with the New Notes.

Holders of the New Notes will suffer immediate dilution in net tangible book value on conversion of the New Notes into common stock.

      Net tangible book value represents the amount of our total tangible assets less total liabilities. If holders receive shares of common stock upon conversion of the New Notes, those holders will suffer immediate substantial dilution in the net tangible book value per share of the common stock issued upon such conversion.

We may not be able to repurchase the New Notes when required to.

      On May 1 of 2009, 2012 and 2017 or upon the occurrence of a Change in Control, holders of the New Notes may require us to offer to repurchase their New Notes for cash. In addition, holders of the Old Notes have similar rights under the indenture governing the Old Notes. We may not have sufficient funds at the time of any such events to make the required repurchases.

      The source of funds for any repurchase required as a result of any such events will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any such events to make any required repurchases of the New Notes tendered. Furthermore, the use of available cash to fund the repurchase of the New Notes may impair our ability to obtain additional financing in the future.

The New Notes are unsecured obligations of our company and will be effectively subordinated to any present or future obligations to secured creditors and liabilities of our subsidiaries.

      Like the Old Notes, the New Notes are unsecured obligations of our company and will be effectively subordinated to any present or future secured debt. In the event of our insolvency, the assets securing any future secured facilities would be available to satisfy the claims of our secured lenders prior to any application of those assets to payment of other creditors, including the holders of the New Notes. In addition, the Old Notes are, and the New Notes will be, structurally subordinated to all liabilities of our subsidiaries. Further, the Indenture governing the New Notes does not limit the incurrence of senior debt or the incurrence of other debt and liabilities by us or our subsidiaries. The incurrence of additional debt and other liabilities could impede our ability to pay obligations on our New Notes.

There is no current market for the New Notes, and it is uncertain whether an active trading market will develop. Lack of an active trading market for the New Notes may cause the price of the New Notes to decline.

      There is no established trading market for the New Notes, and a market for the New Notes may not develop or, if developed, be maintained. We do not intend to apply to list the New Notes for trading on any securities exchange. If an active market for the New Notes fails to develop or be maintained, their price may decline. Furthermore, if a market were to develop, the market price for the New Notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

RATIOS OF EARNINGS TO FIXED CHARGES

											Three
											Months
											Ended
	Year Ended December 31,										March 31,

	1999		2000		2001		2002		2003		2004

Ratios of earnings to combined fixed charges	2.7	x	2.6	x	2.6	x	3.6	x	4.0	x	4.5	x

      For purposes of computing the ratios of earnings to combined fixed charges, earnings represent pre-tax income from continuing operations plus fixed charges. Combined fixed charges represent interest expense and the portion of rents representative of interest related to continuing operations.

PRICE RANGE OF COMMON STOCK

      Our common stock currently trades on the NYSE under the symbol “WCN”. The closing sale price of our common stock on the NYSE on June 14, 2004 was $42.40 per share. There is no established trading market for the Old Notes. As of May 31, 2004, there were 31,918,262 shares of common stock issued and outstanding and there was $175,000,000 in principal amount of the Old Notes outstanding.

      The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock, as reported on The Nasdaq Stock Market — National Market for the periods indicated through October 23, 2002, and as reported on the New York Stock Exchange beginning October 24, 2002. For current price information, you should consult publicly available sources.

	High	Low

2002
First Quarter	$34.26	$23.49
Second Quarter	37.68	30.60
Third Quarter	36.24	25.60
Fourth Quarter	39.56	29.73
2003
First Quarter	$39.98	$30.75
Second Quarter	37.20	31.78
Third Quarter	36.90	31.57
Fourth Quarter	38.08	31.90
2004
First Quarter	$40.75	$36.41
Second Quarter (through June 14, 2004)	43.99	38.34

STOCK REPURCHASE AND DIVIDEND POLICIES

      On May 3, 2004, we announced that our board of directors had authorized a common stock repurchase program for the repurchase of up to $200.0 million of common stock over a two-year period. The amendment to our credit agreement approving repurchases at this level also provides us the flexibility to pay annual cash dividends of up to $50.0 million plus option proceeds. We have never paid cash dividends on our common stock. Although many other publicly traded solid waste companies pay a cash dividend, we do not currently anticipate paying any cash dividends on our common stock.

CAPITALIZATION

      The following table sets forth our (i) cash and cash equivalents and (ii) capitalization, in each case as of March 31, 2004 and as adjusted to give effect to (A) the redemption in April 2004 of our outstanding 5 1/2% Convertible Subordinated Notes due 2006 and (B) the exchange offer, assuming all Old Notes are exchanged for New Notes. You should read this table in conjunction with our financial statements and accompanying notes included in our 2003 Annual Report on Form 10-K, the management’s discussion and analysis and results of operations section included in our 2003 Annual Report on Form 10-K and the consolidated financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, all incorporated into this offering circular by reference.

	As of March 31, 2004

	Actual	As Adjusted

	(Dollars in thousands)
Cash and Cash Equivalents	$4,911	$4,911

Total Debt Obligations (including current portion):
Senior Indebtedness(a)	265,444	292,938
5 1/2% Convertible Subordinated Notes due 2006	150,000	—
Old Notes	175,000	—
New Notes	—	175,000

Total debt	590,444	467,938

Stockholders’ Equity:
Preferred Stock: $0.01 par value; 7,500,000 shares authorized; none issued and outstanding	—	—
Common Stock: $0.01 par value; 50,000,000 shares authorized; 29,086,180 and 32,337,492 issued and outstanding at March 31, 2004 actual and as adjusted, respectively	291	323
Additional paid-in capital	362,818	484,705
Deferred stock compensation	(2,468)	(2,468)
Accumulated other comprehensive loss	(1,449)	(1,449)
Retained earnings	205,296	204,169

Total stockholders’ equity	564,488	685,280

Total capitalization	$1,154,932	$1,153,218

(a)	Includes amounts outstanding under our senior secured credit facility, which consists of a $200 million outstanding term loan and a $400 million available revolving facility. As adjusted amount reflects borrowings to redeem the 5 1/2% Convertible Subordinated Notes due 2006 that remained unconverted following our call for redemption in April 2004.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      We believe that it is in the best interests of our company and our stockholders to have convertible notes that contain terms that are now prevalent in the convertible note market that have emerged since we issued the Old Notes in May 2002. The two primary terms being introduced in the terms of the New Notes are (a) net share settle provisions applicable upon conversion of the New Notes and (b) a dividend protection provision to adjust the conversion price under certain circumstances should we pay a cash dividend in the future.

      Net share settle provisions: In April 2004, our total leverage and debt-to-capital ratios declined to record low levels when, in response to our call for redemption, approximately 80% of our previously outstanding 5 1/2% Convertible Subordinated Notes due 2006 converted into our common stock. With this exchange offer, we will be able to reduce the number of shares we would need to issue under certain conversion scenarios by substituting cash for the principal value portion of the conversion value. As a result, in the case of a future conversion of the New Notes, our total leverage and debt-to-capital ratios would not decline to the extent they did upon the conversion of our 5 1/2% Convertible Subordinated Notes due 2006.

      Dividend protection provisions: Since the Old Notes were issued in May 2002, changes in tax law and investor sentiment have made cash dividends more attractive. Our credit agreement was recently amended to provide us with the ability to pay annual cash dividends of up to $50.0 million plus option proceeds. We believe that most new convertible notes issued since mid-2003 have included terms that adjust the conversion price upon payment of a cash dividend.

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

      Our board of directors and officers do not make any recommendation to the holders of Old Notes as to whether or not to tender all or any portion of their Old Notes. In addition, we have not authorized anyone to make any such recommendation. You must make your own decision whether to tender your Old Notes and, if so, the amount of Old Notes to tender. No officer, director or affiliate of the company owns any of the Old Notes.

Terms of the Exchange Offer; Period for Tendering

      This offering circular and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this offering circular and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange Old Notes which are properly tendered prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this offering circular and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of Old Notes you tender and that is accepted by us in the exchange offer, we will give you $1,000 principal amount of New Notes.

•	You may tender all, some or none of your existing Old Notes.

•	Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions described under “— Conditions to the Exchange Offer.”

•	The exchange offer expires at 5:00 p.m., New York City time, on July 15, 2004. We may, however, in our sole discretion, extend the period of time for which the exchange offer is open. References in this offering circular to the expiration date mean 5:00 p.m., New York City time, on July 15, 2004 or, if extended by us, the latest date to which the exchange offer is extended by us.

•	We will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the Old Notes. We are sending this offering circular, together with the letter of transmittal, on or about the date of this offering circular to all of the registered holders of Old Notes at their addresses listed in the trustee’s security register with respect to the Old Notes.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all Old Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer at any time prior to the expiration date, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “— Conditions to the Exchange Offer” are not satisfied.

•	We will give oral or written notice of any extension, amendment, waiver, termination or non-acceptance described above to holders of the Old Notes promptly. If we amend this exchange offer in any respect or waive any condition to the exchange offer, we will give written notice of the amendment or waiver to the exchange agent and will make a public announcement of the amendment or waiver promptly afterward. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a press release to the Dow Jones News Service.

•	If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in an offering circular supplement, and if required by law, we will extend the exchange offer for a period of five to ten business days.

•	Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of the SEC.

Important Reservation of Rights Regarding the Exchange Offer

      You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange, including the letter of transmittal and the instructions to such letter of transmittal, will be determined by us in our sole discretion and our determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer. If we waive a condition with respect to any particular noteholder, we will waive it for all noteholders. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Neither the company, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Conditions to the Exchange Offer

      We may not accept Old Notes for exchange and may take the actions listed below if, prior to the expiration date, any of the following events occur:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us. See “— Purpose of the Exchange Offer”;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	any extraordinary or material adverse change in United States financial markets generally;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions; or

•	a commencement of a war, act of terrorism or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer.

•	any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

•	any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity; or

•	any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened change in the business condition, income, operations, stock ownership or prospects of the company and our subsidiaries, taken as a whole that, in our reasonable judgment, would have a material adverse effect on our company.

•	If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered Old Notes to tendering noteholders;

•	extend the exchange offer, subject to the withdrawal rights described in “The Exchange Offer — Withdrawal of Tenders” herein, and retain all tendered Old Notes until the extended exchange offer expires;

•	amend the terms of the exchange offer, which may result in an extension of the period of time for which the exchange offer is kept open; or

•	waive the unsatisfied condition, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

Legal Limitation

      The above conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive, in our discretion, any condition, in whole or in part, at any time prior to the expiration date of the exchange offer. Our failure at any time to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the expiration date of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

      If a stop order issued by the SEC is threatened or in effect with respect to the qualification of the Indenture governing the New Notes under the Trust Indenture Act, we will not:

•	accept for exchange any Old Notes tendered; or

•	issue any New Notes in exchange for any Old Notes.

Procedures for Tendering

Tender of Old Notes Held Through a Custodian

      If you are a beneficial owner of Old Notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian to tender the Old Notes on your behalf. Your custodian will provide you with its instruction letter which you must use to give these instructions.

Tender of Old Notes Held Through DTC

      To effectively tender Old Notes that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. Delivery of tendered Old Notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender Old Notes through ATOP.

      In addition, the exchange agent must receive:

•	an electronic confirmation pursuant to DTC’s ATOP system indicating the aggregate principal amount of Old Notes to be tendered and any other documents required by the letter of transmittal; and

•	prior to the expiration date, a confirmation of book-entry transfer of such Old Notes into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

      Your Old Notes must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the Old Notes at DTC for purposes of the exchange offer within two business days after the commencement of the exchange offer. Any financial institution that is a participant in DTC must make book-entry delivery of the Old Notes by having DTC transfer such Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although your Old Notes will be tendered through the DTC facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to DTC’s ATOP system, with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the exchange agent at its address set forth on the back cover of this offering circular, prior to 5:00 p.m., New York City time, on the expiration date.

      You or your broker must ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your Old Notes. An agent’s message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation that states that DTC has received an express acknowledgment from the DTC participant tendering the Old Notes that such participant agrees to be bound by the terms of the letter of transmittal.

      Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

      If you are an institution that is a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to persons holding Old Notes through a financial institution.

      Do not send letters of transmittal or other exchange offer documents to us.

      It is your responsibility to provide all necessary materials to the exchange agent before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your Old Notes will not be validly tendered.

      We will have accepted the validity of tendered Old Notes if and when we give oral or written notice to the exchange agent. The exchange agent will act as the new trustee’s agent for purposes of receiving the New Notes from us. If we do not accept any tendered Old Notes for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those Old Notes to you, without expense, promptly after the expiration date via book-entry transfer through DTC.

Guaranteed Delivery Procedures

      If you desire to tender your Old Notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your Old Notes if:

•	your tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

•	sets forth the name and address of the holder of Old Notes and the principal amount of Old Notes tendered;

•	states that the tender is being made thereby; and

•	guarantees that within three NYSE trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent.

Acceptance of Old Notes and Delivery of New Notes

      If all of the conditions to the exchange offer are satisfied or waived prior to the expiration date, we will accept all Old Notes properly tendered and not withdrawn as of the expiration date and will issue the New Notes promptly after the expiration date. See “— Conditions to the Exchange Offer”. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

      In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	a book-entry confirmation of transfer of Old Notes into the exchange agent’s account at DTC using the book-entry transfer procedures described above;

•	a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system; and

•	any other required documents.

      The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us, and will make the exchange on, or promptly after, the expiration date. Following this exchange the holders in whose names the New Notes will be issuable upon exchange will be deemed the holders of record of the New Notes.

      The reasons we may not accept tendered Old Notes include:

•	the Old Notes were not validly tendered pursuant to the procedures for tendering; see “— Procedures for Tendering”;

•	we determine in our reasonable discretion that any of the conditions to the exchange offer have not been satisfied prior to the expiration date; see “— Conditions to the Exchange Offer”;

•	a holder has validly withdrawn a tender of Old Notes; see “— Withdrawal of Tenders”; or

•	we have, prior to the expiration date of the exchange offer, delayed or terminated the exchange offer; see “— Terms of the Exchange Offer; Period for Tendering”.

      If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the exchange offer, we will return any unaccepted or non-exchanged Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described above, and non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

      Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and remain subject to the indenture governing the Old Notes.

      Any validly tendered Old Notes accepted for exchange in the exchange offer will be retired and will not be reissuable.

Consequences of Not Exchanging Old Notes

      If the exchange offer is consummated, Old Notes that are not tendered, or are tendered but not accepted in the exchange offer, will remain outstanding. Accordingly, interest thereon will continue to accrue in accordance with their terms, and the Old Notes will continue to have the benefit of the indenture governing the unexchanged Old Notes but not the benefit of the Indenture governing the New Notes. However, any trading market for unexchanged Old Notes could become significantly limited due to the reduction in the amount of Old Notes outstanding after completion of the exchange offer, which may adversely affect the market price and price volatility of the Old Notes. See “Risk Factors — Risks Relating to the Exchange Offer”.

Withdrawal of Tenders

      You may withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date, or any subsequent date to which we extend it. Holders who wish to exercise their right of withdrawal with respect to the exchange offer must give written notice of withdrawal delivered by mail, hand delivery or facsimile transmission, which notice must be received by the exchange agent on or prior to

5:00 p.m., New York City time, on the expiration date at its address set forth on the back cover of this offering circular. In order to be valid, a notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	specify the aggregate amount of Old Notes to be withdrawn, if not all of the Old Notes are tendered by the holder;

•	contain a statement that you are withdrawing your election to have your Old Notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees; and

•	specify, on the notice of withdrawal, the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility, if you tendered your Old Notes in accordance with the procedure for book-entry transfer described above.

      A valid withdrawal of tendered Old Notes on or prior to the expiration date shall be deemed a valid revocation of the tender of Old Notes. Properly withdrawn Old Notes may be retendered by following the procedures described under “Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

      Tenders of any Old Notes will automatically be withdrawn if the exchange offer is terminated without any such Old Notes being exchanged thereunder or otherwise provided herein. In the event of termination of the exchange offer, the Old Notes tendered pursuant to the exchange offer will be returned to the tendering holder promptly. If we are delayed in our acceptance for exchange of any Old Notes or if we are unable to accept for exchange Old Notes pursuant to the exchange offer for any reason, then, without prejudice to our rights hereunder, tendered Old Notes may be retained by the exchange agent on our behalf, and may not be withdrawn, subject to Rule 14e-1 of the Exchange Act, which requires that an offeror pay the consideration offered or return the Old Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, except as otherwise provide in this section.

      Any attempted withdrawal of previously tendered Old Notes other than in accordance with the provisions described above will not constitute a valid withdrawal of such tender.

      All questions as to form and validity (including time of receipt) of any delivery or revocation of a tender will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the exchange agent, the trustee or any other person will be under any duty to give notification of any defect or irregularity in any delivery or revocation of a tender or incur any liability for failure to give any such notification.

Exchange Agent

      U.S. Bank National Association (successor to State Street Bank and Trust Company of California, N.A.) has been appointed to act as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the addresses set forth on the back cover of this offering circular. Questions and requests for assistance, requests for additional copies of this offering circular or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the address set forth on the back cover of this offering circular.

      U.S. Bank National Association will assist us with the distribution of this offering circular and the other exchange materials. The exchange agent will receive customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the federal securities laws. The exchange agent has not been retained to make solicitations or recommendations. The fees received by the exchange agent will not be based on the aggregate principal amount of Old Notes tendered in the exchange offer.

Fees and Expenses

      We will pay the reasonable and customary fees and reasonable out-of-pocket expenses of U.S. Bank National Association in its capacity as exchange agent, and the trustee, and legal, accounting, and related fees and expenses. We will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Old Notes under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Transfer Taxes

      Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

DESCRIPTION OF THE NEW NOTES

      The New Notes will be issued under an Indenture between Waste Connections, Inc. and U.S. Bank National Association (successor to State Street Bank and Trust Company of California, N.A.), as trustee. The following description is only a summary of the material provisions of the Indenture and the New Notes. We urge you to read the Indenture and the New Notes in their entirety because they, and not this description, define your rights as a holder of the New Notes. You may request copies of these documents at our address shown under “Where You Can Find More Information.” The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to “we,” “us,” “ours” and “Waste Connections” include only Waste Connections, Inc. and not its subsidiaries.

General

      We will issue the New Notes up to an aggregate principal amount of $175,000,000. The New Notes are unsecured, subordinated obligations of Waste Connections and mature on May 1, 2022, unless earlier redeemed at our option as described under “— Optional Redemption of the New Notes,” repurchased by us at a holder’s option at certain dates as described under “— Repurchase of New Notes at the Option of the Holder” or repurchased by us at a holder’s option upon a Change in Control of Waste Connections as described under “— Right to Require Purchase of New Notes upon a Change in Control.” Interest on the New Notes will accrue at a variable rate, as described under “— Interest.” The Indenture does not contain any restriction on:

•	the payment of dividends;

•	the issuance of Senior Indebtedness (as defined below) or other indebtedness; or

•	the repurchase of securities of Waste Connections;

and does not contain any financial covenants. Other than as described under “— Right to Require Purchase of New Notes upon a Change in Control,” the Indenture contains no covenants or other provisions to afford protection to holders of New Notes in the event of a highly leveraged transaction or a Change in Control of Waste Connections.

      We will pay the principal of, premium, if any, and interest on the New Notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their New Notes at the same location. We reserve the right to pay interest to holders of the New Notes by check mailed to the holders at their registered addresses. Except under the limited circumstances described below, the New Notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of New Notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Interest

      The New Notes will bear interest at a per annum rate equal to 3-month LIBOR plus 0.50%, adjusted quarterly as described below. Notwithstanding any quarterly adjustments of the interest rate, the interest rate borne by the New Notes will never be less than zero.

      We will pay interest quarterly in arrears on May 1, August 1, November 1 and February 1 of each year, unless any such interest payment date (other than an interest payment date at maturity) would otherwise be a day that is not a business day, in which case the interest payment date will be postponed to the next succeeding business day (except if that business day falls in the next succeeding calendar month, that interest payment date will be the immediately preceding business day). If the maturity date of the New Notes is a day that is not a business day, all payments to be made on such day will be made on the next succeeding business day, with the same force and effect as if made on the due date, and no additional interest will be payable as a result of such a delay in payment. We will pay interest to the holders of record at the close of business on the fifteenth calendar day of the month preceding each interest payment date. Interest on the New Notes will accrue from the last interest payment date on which interest was paid, or, if no interest has been paid, from the last interest payment date on which interest was paid on the Old Notes. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Notes.

      The interest rate is determined by the trustee acting as calculation agent. The interest rate for each quarterly period (other than the period before the first interest payment date) will be adjusted on the first day of such quarterly period (which we refer to as the interest adjustment date), which will be the interest payment date for the immediately preceding quarterly period. The adjusted interest rate is based upon 3-month LIBOR, determined on the second preceding London Banking Day prior to the applicable interest adjustment date (which we refer to as the interest determination date) as described below, plus 0.50%. Interest on the New Notes will accrue at a rate for the period before the first interest payment date equal to the interest rate for such period on the Old Notes.

      Interest generally is computed on the basis of the actual number of days for which interest is payable in the relevant interest period, divided by 360.

      The term “3-month LIBOR” means, with respect to any interest determination date:

(a) the rate for 3-month deposits in United States dollars commencing on the related interest adjustment date, that appears on the Moneyline Telerate Page 3750 (as described below) as of 11:00 A.M., London time, on the interest determination date, unless fewer than two such offered rates so appear; or

(b) if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular interest determination date on the Moneyline Telerate Page 3750, the rate calculated by the calculation agent of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the related interest adjustment date, to prime banks in the London interbank markets at approximately 11:00 A.M., London time, on that interest determination date and in principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular interest determination date by three major banks in the City of New York selected by the calculation agent for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d) if the banks so selected by the calculation agent are not quoting as mentioned in clause (c), 3-month LIBOR in effect immediately prior to the particular interest determination date.

      “Moneyline Telerate Page 3750” means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) or such other service or services as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the London interbank rates of major banks for United States dollars.

      “London Banking Day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

      The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Conversion Rights

      A holder may convert any outstanding New Notes into cash and, if applicable, shares of our common stock at an initial conversion price per share of $48.39. This represents an initial conversion rate of 20.6654 shares per $1,000 principal amount at maturity of the New Notes.

      The conversion price (and resulting conversion rate) is, however, subject to adjustment as described below. A holder may convert New Notes only in denominations of $1,000 and integral multiples of $1,000.

General

      Holders may surrender New Notes for conversion into cash and, if applicable, shares of our common stock prior to the maturity date only if one of the following conditions is satisfied:

•	the closing sale price per share of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the calendar quarter in which the conversion occurs is more than 110% of the conversion price per share of our common stock on that thirtieth trading day;

•	we have called the New Notes for redemption;

•	during such period, if any, that the credit rating assigned to the New Notes by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Group is below a specified level, or if neither rating agency is rating the New Notes;

•	during the five business day period after any nine consecutive trading day period in which the trading price of the New Notes (per $1,000 principal amount) for each day of such period was less than 95% of the product of the closing sale price per share of our common stock multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the New Notes; or

•	upon the occurrence of specified corporate transactions.

      Subject to certain exceptions described below under “— Conversion Upon Satisfaction of Trading Price Condition” and “— Conversion Upon Specified Corporate Transactions,” once New Notes are tendered for conversion, holders tendering the New Notes will be entitled to receive, per $1,000 principal amount of New Notes, cash and, if applicable, shares of our common stock, the aggregate value of which (the “Conversion Value”) will be equal to the product of:

(1) the Conversion Rate then in effect; and

(2) the average of the common stock prices for the ten consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on the second trading day immediately following the day the New Notes are tendered for conversion (the “Ten Day Average Closing Stock Price”).

      Subject to certain exceptions described below and except for conversions described under “— Conversion Upon Credit Rating Event,” “— Conversion Upon Satisfaction of Trading Price Condition” and “— Conversion Upon Specified Corporate Transactions,” we will deliver the Conversion Value of the New Notes surrendered for conversion to converting holders as follows:

(1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the aggregate Conversion Value of the New Notes to be converted and (b) the aggregate principal amount of the New Notes to be converted;

(2) if the aggregate Conversion Value of the New Notes to be converted is greater than the Principal Return, an amount in whole shares (the “Net Shares”), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the “Net Share Amount”); and

(3) an amount in cash in lieu of any fractional shares of common stock.

      The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Stock Price. The cash payment for fractional shares also will be based on the Ten Day Average Closing Stock Price.

      The Conversion Value, Principal Return, Net Share Amount and the number of Net Shares will be determined by us at the end of the ten consecutive trading day period beginning on the second trading day immediately following the day the New Notes are tendered for conversion (the “Determination Date”).

      We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after the Determination Date, but in no event later than four business days thereafter.

      Delivery of the Principal Return, Net Shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the New Notes and accrued interest payable on the New Notes, except as described below. Accrued interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the Conversion Price to account for accrued interest.

      Except as described in this paragraph, no holder of New Notes will be entitled, upon conversion of the New Notes, to any actual payment or adjustment on account of accrued but unpaid interest on a converted New Note, or on account of dividends or distributions on shares of our common stock issued in connection with the conversion. If New Notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such New Notes at the close of business on the regular record date will receive the interest payable on such New Notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the holder surrenders the New Note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date on the principal amount to be converted. The foregoing sentence shall not apply to New Notes called for redemption on a redemption date within the period between the close of business on the record date and the opening of business on the interest payment date, or to New Notes surrendered for conversion on the interest payment date.

      If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice in accordance with the provisions of the Indenture, together, if the New Notes are in certificated form, with the certificated security, to the trustee who will, on your behalf, convert the New Notes into cash and shares of our common stock. You may obtain copies of the required form of the conversion notice from the trustee. If a holder of a New Note has delivered notice of its election to have such New Note repurchased at the option of such holder on May 1 of 2009, 2012 and 2017 or as a result of a Change in Control, such New Note may be converted only if the notice of election is withdrawn as described under “— Repurchase of New Notes at the Option of the Holder” or “— Right to Require Repurchase of New Notes Upon a Change of Control.”

      The “common stock price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the principal national securities exchange or other quotation system on which our common stock is quoted or listed or admitted to trading on such day or, if our common stock is not quoted or listed or admitted to trading on a national securities exchange or quotation system, as reported by the National Quotation Bureau Incorporated, or similar generally accepted reporting service.

      A “trading day” means any regular or abbreviated trading day of The New York Stock Exchange.

Conversion Upon Satisfaction of Market Price Condition

      A holder may surrender any of its New Notes for conversion during any calendar quarter if the closing sale price per share of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter, exceeds 110% of the prevailing conversion price per share of our common stock on that thirtieth trading day. The conversion agent, which will initially be the trustee, will, on our behalf, determine at the end of each quarter if the New Notes are convertible as a result of the market price of the share and notify us.

Conversion Upon Notice of Redemption

      A holder may surrender for conversion any New Note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if it is not otherwise convertible at such time.

Conversion Upon Credit Rating Event

      A holder may surrender any of its New Notes for conversion during any period in which the respective credit ratings assigned to the New Notes by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Group are reduced below B3 or B-, respectively, if the credit rating assigned to the New Notes is suspended or withdrawn by both such rating agencies or if neither agency is rating the New Notes. We will deliver the Conversion Value of the New Notes surrendered for conversion in these circumstances, at our option, in cash, shares of common stock, or in a combination of cash and shares of common stock. We will notify such holder by the second trading day following the date of conversion whether we will pay such holder in cash, shares of common stock or a combination of cash and shares of common stock, and in what percentage.

Conversion Upon Satisfaction of Trading Price Condition

      A holder may surrender any of its New Notes for conversion during the five business day period after any nine consecutive trading day period in which the trading price of the New Notes (per $1,000 principal amount) (as determined following a request by a holder of the New Notes in accordance with the procedures described below) for each trading day of such period was less than 95% of the product of the closing sale price per share of our common stock multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the New Notes; a holder surrendering New Notes for such conversion will receive cash or shares of our common stock or a combination of both, at our option, with a value equal to the aggregate principal amount of such holder’s New Notes so surrendered as of the conversion date. If a holder surrenders its New Notes for such conversion, we will notify such holder by the second trading day following the date of conversion whether we will pay such holder in cash, shares or a combination of cash and shares, and in what percentage. Any share delivered will be valued at the greater of (x) the conversion price on the conversion date and (y) the closing sale price per share of our common stock on the third trading day after the conversion date. We will pay such holder any portion of the principal amount of such holder’s New Notes so surrendered to be paid in cash on the third trading day after the conversion date. With respect to any portion of the sum of the principal amount of such holder’s New Notes so surrendered to be paid in shares of our common stock, we will deliver the shares to such holder on the fourth trading day following the conversion date.

      The “trading price” of the New Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of New Notes obtained by the conversion agent for $5,000,000 principal amount of the New Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the conversion agent, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the New Notes from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the New Notes, then the trading price of the New Notes will be deemed to equal (a) the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the New Notes multiplied by (b) the closing sale price per share of our common stock on such determination date. The conversion agent shall have no obligation to determine the trading price of the New Notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the New Notes would be less than 95% of the product of the closing sale price per share of our common stock and the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the New Notes; at which time, we shall instruct the conversion agent to determine the trading price of the New Notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the closing sale price per share of our common stock and the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the New Notes.

Conversion Upon Specified Corporate Transactions

      If we elect to:

•	distribute to all or substantially all holders of our common stock, rights, warrants or options entitling them to subscribe for or purchase, for a period expiring within 60 days of the date of distribution, our common stock at less than the then current market price; or

•	distribute to all or substantially all holders of our common stock, our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price per share or our common stock on the day preceding the declaration date for such distribution, we must notify the holders of New Notes at least 20 days prior to the ex-dividend date for such distribution. At any time once we have given such notice, holders may surrender their New Notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

      In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other transaction, in each case pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender its New Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of such transaction until and including the date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other transaction, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, a holder’s right to convert its New Notes will be changed into a right to convert such New Notes into the kind and amount of cash securities and other property which such holder would have received if such holder had converted such New Notes immediately prior to the transaction. If the transaction also constitutes a Change in Control, such holder can require us to repurchase all or a portion of its New Notes as described under “— Right to Require Purchase of New Notes upon a Change in Control”.

      If a holder of a New Note has delivered notice of its election to have the New Note repurchased at the option of such holder or as a result of a Change in Control, the New Note may be converted only if the notice of election is withdrawn as described, respectively, under “— Repurchase of New Notes at the Option of the Holder” or “— Right to Require Purchase of New Notes upon a Change in Control.”

Conversion Price Adjustments

      We will adjust the conversion price if (without duplication):

(1) we issue common stock as a dividend or distribution on our common stock;

(2) we subdivide, combine or reclassify our common stock;

(3) we issue to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase common stock at less than the then current market price;

(4) we distribute to all or substantially all holders of common stock evidences of our indebtedness, shares of capital stock (other than common stock), securities, cash, property, rights, warrants or options, excluding:

•	those rights, warrants or options referred to in clause (3) above;

•	any dividend or distribution paid exclusively in cash referred to in clause (5) below; and

•	any dividend or distribution referred to in clause (1) above;

(5) we declare a cash dividend or cash distribution to all of the holders of our common stock. If we declare such a cash dividend or cash distribution, the Conversion Price shall be decreased to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price — Dividend Adjustment Amount)

(Pre-Dividend Sale Price)

provided that no adjustment to the Conversion Price will be made if we provide that holders of New Notes will participate in the cash dividend or cash distribution without conversion; provided further, that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (5), we shall make adequate provision so that each holder of New Notes shall have the right to receive upon conversion, in addition to the cash and shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted its New Notes immediately prior to the record date for such cash dividend or cash distribution at the Conversion Rate and for the Conversion Value in effect at such time. “Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. “Dividend Adjustment Amount” means the full amount of the cash dividend or cash distribution applicable to one share of our common stock; or

(6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer, other than an odd-lot offer, for our common stock which involves an aggregate consideration that, together with any cash and other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for shares concluded within the preceding 12 months, exceeds 10% of our aggregate market capitalization on the expiration of the tender or exchange offer.

      The conversion price will not be adjusted until adjustments amount to 1% or more of the conversion price as last adjusted. We will carry forward any adjustment we do not make and will include it in any future adjustment.

      If our common stock is converted into the right to receive cash, securities or other property as a result of any consolidation, merger, share exchange, sale of all or substantially all of our assets or other transaction, each New Note then outstanding would, without the consent of any holders of New Notes, become convertible only into the kind and amount of cash, securities and other property which the holder of such New Note would have received if the holder had converted the New Note immediately prior to the transaction. We will not issue fractional shares to a holder who converts a New Note. In lieu of issuing fractional shares, we will pay cash based upon the market price.

      If we make a distribution of property to our stockholders which would be taxable to them as a dividend for federal income tax purposes and the conversion price of the New Notes is decreased, this decrease may be deemed to be the receipt of taxable income to U.S. holders (as defined in “Certain United States Federal Tax Considerations”) of New Notes and would generally result in withholding taxes for non-U.S. holders (as defined in “Certain United States Federal Tax Considerations”) of New Notes. Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax applicable to Non-United States Holders against cash payments of interest payable on the New Notes. See “Certain United States Federal Tax Considerations — Consequences to U.S. Holders of New Notes — Constructive Dividends” and “— Consequences to Non-U.S. Holders of New Notes — Dividends and Constructive Dividends.”

      In addition, we may make any decreases in the conversion price that our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as such for income tax purposes or for any other reasons.

Subordination

      The payment of the principal or, premium, if any, and interest on the New Notes will, to the extent described in the Indenture, be subordinated in right of payment to the prior payment in full of all our Senior Indebtedness. The holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due on the Senior Indebtedness, or provision for payment in money or money’s worth, before the holders of the New Notes will be entitled to receive any payment in respect of the New Notes, when there is a payment or distribution of assets to creditors upon our:

•	liquidation;

•	dissolution;

•	winding up;

•	reorganization;

•	assignment for the benefit of creditors;

•	marshaling of assets;

•	bankruptcy;

•	insolvency; or

•	similar proceedings.

      In addition, because our subsidiaries are not obligated under the New Notes, the New Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

      No payments on account of the New Notes or on account of the purchase or acquisition of New Notes may be made if a default in any payment with respect to Senior Indebtedness has occurred and is continuing. If (1) there is a default on any Designated Senior Indebtedness (as defined below) other than a payment default that occurs that permits the holders of that Designated Senior Indebtedness to accelerate its maturity and (2) the trustee and Waste Connections receive the notice required by the Indenture, no payments may be made on the New Notes for up to 180 days in any 365-day period unless the default is cured or waived. By reason of this subordination, in the event of our insolvency, holders of the New Notes may recover less ratably than holders of our Senior Indebtedness.

      Payments on the New Notes may and shall be resumed, in the case of a payment default, upon the date on which such default is cured or waived, and in the case of a non-payment default, upon the earliest of (1) the date on which such non-payment default is cured or waived, (2) 180 days after the date on which the applicable payment blockage notice is received, or (3) the date on which the payment blockage period is terminated by written notice from the representative of the Senior Indebtedness to the trustee and Waste Connections, unless a payment default has occurred and is continuing. Only one payment blockage period may be commenced within any 365-day period. No Event of Default with respect to Designated Senior Indebtedness that existed or was continuing at the commencement of any payment blockage period with respect to such Designated Senior Indebtedness can be the basis for the commencement of a second payment blockage period whether or not within a period of 365 days, unless such Event of Default was cured or waived for at least 90 days. No payment blockage period may extend beyond 180 days.

      No action may be taken to declare the New Notes due and payable nor may any judicial or other proceedings to collect the New Notes be initiated during any standstill period. A standstill period commences on the occurrence of a payment default or the date on which Waste Connections and the trustee receive notice of a payment blockage period and continues until (1) the date on which the default is cured or waived, (2) holders of Senior Indebtedness take action to declare the Senior Indebtedness due and payable or take certain actions to collect the Senior Indebtedness, (3) the date on which the Senior Indebtedness becomes automatically due and payable, (4) the occurrence of a bankruptcy, insolvency or reorganization of Waste Connections or a Significant Subsidiary of Waste Connections or (5) 120 days after a payment default or 180 days after a payment blockage notice is given. The trustee or the holders of the New Notes must give the agent for holders of Senior Indebtedness at least five business days’ prior written notice of any intent to declare the New Notes due and payable or to make any other amount owing under the Indenture due and payable.

      “Senior Indebtedness” means:

•	the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of all of our indebtedness or obligations to any person for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement including default interest and interest accruing after a bankruptcy;

•	commitment or standby fees due and payable to lending institutions with respect to credit facilities available to us;

•	all of our noncontingent obligations (1) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (2) under interest rate swaps, caps, collars, options, and similar arrangements, and (3) under any foreign exchange contract, currency swap agreement, futures contract, currency option contract or other foreign currency hedge;

•	all of our obligations for the payment of money relating to capitalized lease obligations;

•	any liabilities of others described in the preceding clauses that we have guaranteed or which are otherwise our legal liability; and

•	renewals, extensions, refundings, refinancings, restructurings, amendments and modifications of any such indebtedness or guarantee;

in each case other than any indebtedness or other obligation of ours that by its terms is not superior in right of payment to the New Notes, including the Old Notes. The New Notes will rank pari passu in right of payment with the Old Notes.

      “Designated Senior Indebtedness” means our obligations under our credit facility and any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be Designated Senior Indebtedness for purposes of the Indenture. The instrument, agreement or other document evidencing any Designated Senior Indebtedness may place limitations and conditions of the right of such senior debt to exercise the rights of Designated Senior Indebtedness.

      As of March 31, 2004, we had approximately $265.4 million of indebtedness constituting Senior Indebtedness. We expect from time to time to incur additional indebtedness. The Indenture does not limit or prohibit us from incurring additional Senior Indebtedness or other indebtedness. See “Risk Factors — Risks Related to the New Notes — The New Notes are Subordinated to Senior Indebtedness . . . .”

Optional Redemption of New Notes

      At any time on or after May 7, 2006, subject to the consent of the lenders under our credit facility, we may redeem the New Notes in whole, or from time to time, in part, at our option on at least 30 days’ notice. The redemption price, expressed as a percentage of the principal amount, will be as follows:

Redemption Period	Redemption Price

May 7, 2006 through April 30, 2007	102%
May 1, 2007 through April 30, 2008	101%
on or after May 1, 2008	100%

plus, in each case, accrued and unpaid interest thereon to the redemption date.

      If we opt to redeem less than all of the New Notes at any time, the trustee will select or cause to be selected the New Notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any New Note of a denomination larger than $1,000.

Repurchase of New Notes at the Option of the Holder

      A holder has the right to require us to repurchase all or a portion of the New Notes on May 1 of 2009, 2012 and 2017. We will repurchase the New Notes for an amount of cash equal to 100% of the principal amount of the New Notes on the date of purchase, plus accrued and unpaid interest to the date of repurchase. To exercise the repurchase right, the holder of a New Note must deliver, during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day before the repurchase date, a written notice to us and the trustee of such holder’s exercise of the repurchase right. This notice must be accompanied by certificates evidencing the New Note or New Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

      We may not repurchase any New Note at any time when the subordination provisions of the Indenture otherwise would prohibit us from making payments of principal in respect of the New Notes. If we fail to repurchase the New Notes when required under the preceding paragraph, this failure will constitute an Event of Default under the Indenture whether or not repurchase is permitted by the subordination provisions of the Indenture.

      For a discussion of the tax treatment to a holder of the New Notes upon repurchase at the option of the holder, see “Certain United States Federal Tax Considerations — Consequences to U.S. Holders of New Notes — Sale, Exchange or Redemption of the New Notes” and “— Consequences to Non-U.S. Holders of New Notes — Sale, Exchange or Redemption of the New Notes or Common Stock.”

Mandatory Redemption

      Except as set forth under “— Right to Require Purchase of New Notes upon a Change in Control” and “— Repurchase of New Notes at the Option of the Holder,” we are not required to make mandatory redemption of, or sinking fund payments with respect to, the New Notes.

Right to Require Purchase of New Notes Upon a Change in Control

      If a Change in Control (as defined below) occurs, each holder of New Notes may require that we repurchase the holder’s New Notes on the date fixed by us that is not less than 45 nor more than 60 days after we give notice of the Change in Control. We will repurchase the New Notes for an amount of cash equal to 100% of the principal amount of the New Notes on the date of purchase, plus accrued and unpaid interest to the date of repurchase.

      “Change in Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or “substantially” all of the assets of Waste Connections and its subsidiaries, taken as a whole, to any person or group of related persons, as defined in Section 13(d) of the Exchange Act; (ii) the approval by the holders of capital stock of Waste Connections of any plan or proposal for the liquidation or dissolution of Waste Connections (whether or not otherwise in compliance with the provisions of the applicable Indenture); (iii) any person or group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by Waste Connections’ issued and outstanding voting stock of, or any successor to, all or substantially all of Waste Connections’ assets; or (iv) the first day on which a majority of the members of Waste Connections’ board of directors are not Continuing Directors.

      The definition of Change in Control includes a phrase relating to the sale, lease, exchange or other transfer of “all or substantially all” of the assets of Waste Connections and its subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require Waste Connections to repurchase such New Notes as a result of a sale, lease, exchange or other transfer of less than all of the assets of Waste Connections and its subsidiaries taken as a whole to another person or group may be uncertain.

      “Continuing Directors” means, as of any date of determination, any member of the board of directors of Waste Connections who (i) was a member of such board of directors on the date of the original issuance of the New Notes or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

      On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the New Notes which is to be paid on the date of repurchase.

      We may not repurchase any New Note at any time when the subordination provisions of the Indenture otherwise would prohibit us from making payments of principal in respect of the New Notes. If we fail to repurchase the New Notes when required under the preceding paragraph, this failure will constitute an Event of Default under the Indenture whether or not repurchase is permitted by the subordination provisions of the Indenture.

      On or before the 30th day after the Change in Control, we must mail to the trustee and all holders of the New Notes a notice of the occurrence of the Change in Control, stating:

•	the repurchase date;

•	the date by which the repurchase right must be exercised;

•	the repurchase price for the New Notes; and

•	the procedures which a holder of New Notes must follow to exercise the repurchase right.

      To exercise the repurchase right, the holder of a New Note must deliver, on or before the third business day before the repurchase date, a written notice to us and the trustee of the holder’s exercise of the repurchase right. This notice must be accompanied by certificates evidencing the New Note or New Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

      The effect of these provisions granting the holders the right to require us to repurchase the New Notes upon the occurrence of a Change in Control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Moreover, under the Indenture, we will not be permitted to pay principal of or interest on, or otherwise acquire the New Notes, including any repurchase at the election of the holders of New Notes upon the occurrence of a Change in Control, if a payment default on our Senior Indebtedness has occurred and is continuing, or if our Senior Indebtedness is not paid in full in the event of our insolvency, bankruptcy, reorganization, dissolution or other winding up. Our ability to pay cash to holders of New Notes following the occurrence of a Change in Control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — We may not be able to repurchase the New Notes when required to.”

      If a Change in Control occurs and the holders exercise their rights to require us to repurchase New Notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.

      The term “beneficial owner” shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person shall be deemed to have “beneficial ownership” of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

Consolidation, Merger and Sale of Assets

      We may, without the consent of the holders of any of the New Notes, consolidate with, or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person, if:

•	we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, is a corporation organized under the laws of any U.S. jurisdiction and expressly assumes our obligations under the Indenture and the New Notes by means of a supplemental indenture entered into with the trustee; and

•	after giving effect to the transaction, no Event of Default and no event which, with notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing.

      Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Waste Connections under the Indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the Indenture and the New Notes.

Modification and Waiver

      We and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the Indenture or modify the rights of the holders of the New Notes with the consent of the holders of at least a majority in principal amount of the New Notes then outstanding. Without the consent of each holder of an outstanding New Note, however, no supplemental indenture may, among other things:

•	change the stated maturity of the principal of, or any installment of interest on, any New Note;

•	reduce the principal amount of, or the premium or rate of interest on, any New Note;

•	change the currency in which the principal of any New Note or any premium or interest is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any New Note when due;

•	adversely affect the right provided in the Indenture to convert any New Note;

•	modify the subordination provisions of the Indenture in a manner adverse to the holders of the New Notes;

•	modify the provisions of the Indenture relating to our requirement to offer to repurchase New Notes upon a Change in Control or at the option of the holders in a manner adverse to the holders of the New Notes;

•	reduce the percentage in principal amount of the outstanding New Notes necessary to modify or amend the Indenture or to consent to any waiver provided for in the Indenture; or

•	waive a default in the payment of principal of, or any premium or interest on, any New Note.

      The holders of a majority in principal amount of the outstanding New Notes may, on behalf of the holders of all New Notes:

•	waive compliance by us with restrictive provisions of the Indenture other than as provided in the preceding paragraph; and

•	waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any New Note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding

New Note affected. Without the consent of any holders of New Notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency in the Indenture;

•	to evidence a successor to us and the assumption by the successor of our obligations under the Indenture and the New Notes;

•	to make any change that does not adversely affect the rights of any holder of the New Notes;

•	to comply with any requirement in connection with the qualification of the Indenture under the Trust Indenture Act; or

•	to complete or make provision for certain other matters contemplated by the Indenture.

Events of Default

      Each of the following is an “Event of Default”:

(1) a default in the payment of any interest upon any of the New Notes when due and payable, continued for 30 days;

(2) a default in the payment of the principal of and premium, if any, on any of the New Notes when due, including on a redemption date, purchase date or repurchase date;

(3) failure to pay when due the principal of or interest on indebtedness for money borrowed by us or our subsidiaries in excess of $20.0 million, or the acceleration of that indebtedness that is not withdrawn within 15 days after the date of written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding New Notes;

(4) a default by us in the performance, or breach, of any of our other covenants in the Indenture which are not remedied by the end of a period of 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding New Notes; or

(5) events of bankruptcy, insolvency or reorganization of Waste Connections or any Significant Subsidiary of Waste Connections.

If an Event of Default described in clauses (1), (2), (3) or (4) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding New Notes may declare the principal amount of, and accrued interest on, all New Notes to be immediately due and payable. This declaration may be rescinded if the conditions described in the Indenture are satisfied. If an Event of Default of the type referred to in clause (5) occurs, the principal amount of and accrued interest on the outstanding New Notes will automatically become immediately due and payable.

      “Significant Subsidiary” means a “Significant Subsidiary” as defined in Regulation S-X under the Exchange Act.

      Within 90 days after a default, the trustee must give to the registered holders of New Notes notice of all uncured defaults known to it. The trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the best interests of the registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the New Notes when due or in the payment of any redemption obligation.

      The holders of not less than a majority in principal amount of the outstanding New Notes may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. Subject to the provisions of the Indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the New Notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due or the right to convert a New Note in accordance with the Indenture, no holder may institute a proceeding or pursue any remedy with respect to the Indenture or the New Notes unless it complies with the conditions provided in the Indenture, including:

•	holders of at least 25% in principal amount of the outstanding New Notes have requested the trustee to pursue the remedy; and

•	holders have offered the trustee security or indemnity satisfactory, to the trustee against any loss, liability or expense.

We are required to deliver to the trustee annually a certificate indicating whether the officers signing the certificate know of any default by us in the performance or observance of any of the terms of the Indenture. If the officers know of a default, the certificate must specify the status and nature of all defaults.

Book Entry, Delivery and Form

      DTC will act as securities depositary for the New Notes. The New Notes will be initially issued in the form of one or more global notes registered in the name of DTC or its nominee. Upon the issuance of a global note, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the New Notes represented by such global note. Ownership of beneficial interests in a global note will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Any person acquiring an interest in a global note through an offshore transaction may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such global note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer or pledge beneficial interests in a global note. Payment of principal of and interest on New Notes represented by a global note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the New Notes represented thereby for all purposes under the Indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

      A global note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global note is exchangeable for certificated New Notes only if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for such global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days of such notice;

•	we in our discretion at any time determine not to have all the New Notes represented by such global note; or

•	there shall have occurred and be continuing a default or an Event of Default with respect to the New Notes represented by such global note.

      Any global note that is exchangeable for certificated New Notes pursuant to the preceding sentence will be exchanged for certificated New Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such global note may direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a global note becomes exchangeable for certificated New Notes,

•	certificated New Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

•	payment of principal of, and premium, if any, and interest on, the certificated New Notes will be payable, and the transfer of the certificated New Notes will be registerable, at our office or agency maintained for such purposes, and

•	no service charge will be made for any registration of transfer or exchange of the certificated New Notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

      So long as DTC or any successor depositary for a global note, or any nominee, is the registered owner of such global note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such global note for all purposes under the Indenture and the New Notes. Except as set forth above, owners of beneficial interests in a global note will not be entitled to have the New Notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under such global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      DTC has advised us that DTC is:

•	a limited-purpose trust company organized under the Banking Law of the State of New York;

•	a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Exchange Act.

      DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. DTC may discontinue providing its services as depositary with respect to the New Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificated New Notes are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor depositary. In that event, certificated New Notes will be printed and delivered. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law

      The Indenture and the New Notes are governed by and will be construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

DESCRIPTION OF CAPITAL STOCK

      A description of our capital stock is incorporated by reference to our Registration Statement on Form 8-A (File No. 000-23981), filed with the SEC on April 2, 1998, which is incorporated into this offering circular by reference. At our annual meeting of stockholders on May 26, 2004, we amended our amended and restated certificate of incorporation to increase the number of the company’s authorized shares of common stock from 50,000,000 to 100,000,000. Noteholders desiring copies of such documents may contact us at our address or phone number indicated under “Where You Can Find More Information.”

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

      The following is a summary of certain United States federal income and estate tax considerations relating to the exchange offer and the ownership and disposition of the New Notes and common stock into which the New Notes are convertible (the “Common Stock”), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income and estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. For purposes of this discussion, the term “notes” refers to both Old Notes and New Notes.

      This summary is limited to holders who receive the New Notes in exchange for Old Notes pursuant to the exchange offer or, with respect to the discussion under “Consequences of the Exchange Offer — Non-Exchanging Holders,” holders who do not exchange their Old Notes pursuant to the exchange offer, and, in each case, who hold notes and the Common Stock as capital assets within the meaning of the Code. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that own, or are deemed to own, more than 5% of our Company (except to the extent specifically set forth below);

•	persons that, on the date of acquisition of the notes, own notes with a fair market value of more than 5% of the aggregate fair market value of our common stock;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transactions; or

•	persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

      In addition, if a holder is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership generally will depend upon the status of the partner and upon the activities of the partnership. Partnerships that hold notes or common stock, and partners in such partnerships, should consult their tax advisors.

      For purposes of this discussion, a “U.S. holder” means a holder of notes that is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes, or partnership or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

      A non-U.S. holder is a holder of notes that is not a U.S. holder.

      YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND THE COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences of the Exchange Offer

Exchanging Holders

      Generally, the modification of a debt instrument, whether effected pursuant to an amendment of the terms of a debt instrument or an actual exchange of an existing debt instrument for a new debt instrument, will be treated as an exchange of the existing debt instrument for a new debt instrument for tax purposes if there is deemed to be a “significant modification” of the existing debt instrument as determined for United States federal income tax purposes. It is not entirely clear whether the exchange of the Old Notes for New Notes will be treated as a significant modification of the terms of the Old Notes for United States federal income tax purposes. The exchange will be a significant modification if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. We intend to take the position that the exchange of Old Notes for New Notes will not constitute an exchange for United States federal income tax purposes because we believe that the differences between the terms of the Old Notes and the New Notes are not economically significant and, as a result, do not constitute a significant modification of the terms of the Old Notes for United States federal income tax purposes. Assuming that the exchange of Old Notes for New Notes does not constitute a significant modification of the Old Notes, subject to the discussion of fractional New Notes below, you will not recognize any gain or loss as a result of the exchange, and you will have the same tax basis and holding period in the New Notes as you had in the Old Notes prior to the exchange. The discussions under “Tax Consequences to U.S. Holders of New Notes” and “Tax Consequences to Non-U.S. Holders of New Notes” below assume that the exchange is not treated as a significant modification of the Old Notes for United States federal income tax purposes.

      There can be no assurance that the IRS will agree that the exchange does not constitute a significant modification of the terms of the Old Notes. If the exchange were treated as a significant modification of the terms of the Old Notes, such exchange should be treated as a recapitalization for United States federal income tax purposes. If the exchange were treated as a recapitalization, subject to the discussion of fractional New

Notes below, you should not recognize any gain or loss as a result of the exchange, and you should have the same tax basis and holding period in the New Notes as you had in the Old Notes prior to the exchange. Whether the exchange would constitute a recapitalization would depend, in part, on whether the notes were treated as “securities” for United States federal income tax purposes. Whether a debt instrument constitutes a security depends on a variety of factors, including the term of the instrument. A debt instrument with a term of five years or less generally does not qualify as a security, and a debt instrument with a term of ten years or more generally does qualify as a security. The treatment of a debt instrument with a term between five and ten years as a security is unclear. Because holders have the right to require us to redeem the notes at certain times prior to maturity of the notes, the notes may be viewed as having terms of less than ten years and, as a result, may not constitute securities for United States federal income tax purposes.

      If the Old Notes or the New Notes were not treated as securities, the exchange would be a taxable transaction for United States federal income tax purposes. In such case, you would recognize gain or loss in the manner described below under “— Consequences to U.S. Holders of New Notes — Sale Exchange or Redemption of the New Notes” or “— Consequences to Non-U.S. Holders of New Notes — Sale, Exchange or Redemption of the New Notes or Common Stock,” as applicable, treating the issue price of the New Notes (as described below) plus any cash in lieu of fractional New Notes you receive as your amount realized in the exchange Your holding period in the New Notes would begin the day after the exchange, and your tax basis in the New Notes generally would equal the issue price of the New Notes.

      If the exchange of Old Notes for New Notes is treated as an exchange for tax purposes (i.e., either a recapitalization or a taxable exchange), it will be necessary to determine the “issue price” of the New Notes. If either the Old Notes or the New Notes are traded on an established securities market for purposes of the original issue discount provisions of the Code, the issue price of the New Notes would equal the fair market value of the publicly traded notes as of the date the New Notes are issued. In such case, the New Notes would be issued with original issue discount if their stated redemption price at maturity exceeded their issue price, or, alternatively, would be issued with bond premium if your adjusted tax basis in your New Notes exceeded the amount payable in respect of such New Notes at maturity.

      If both the Old Notes and the New Notes are not so traded, because the interest rate on the New Notes is less than the applicable federal rate for a debt instrument with a term equal to the term of the New Notes, the issue price of the New Notes would equal their “imputed principal amount” within the meaning of the Code. The imputed principal amount of a New Note generally would equal the sum of the present values of all payments due under the New Note, using a discount rate equal to the long-term applicable federal rate in effect at the time of the exchange offer. In such case, a New Note would be issued with original issue discount because the issue price of a New Note would be less than its stated redemption price at maturity (generally, the amount we are required to pay you upon maturity of the New Note).

      Subject to a statutory de minimis rule, you would be required to include any original issue discount in income on a constant yield to maturity basis over the term of the New Notes and in advance of your receipt of cash payments attributable to such income. Subject to applicable limitations, you may elect to amortize bond premium as an offset to interest income otherwise required to be included in income in respect of the New Notes during the taxable year.

      Even if you generally do not recognize any gain or loss as a result of the exchange because the exchange does not constitute a significant modification of the Old Notes or qualifies as a recapitalization, you may recognize gain or loss with respect to any cash received in lieu of fractional notes. A U.S. holder who receives cash in lieu of a fractional New Note will recognize gain or loss in the manner described below under “— Consequences to U.S. Holders of New Notes — Sale, Exchange or Redemption of the New Notes.” The receipt of cash in lieu of fractional notes by a non-U.S. holder will be subject to tax as described under “— Consequences to Non-U.S. Holders of New Notes — Sale, Exchange or Redemption of New Notes or Common Stock.”

     Non-Exchanging Holders

      If you are a holder of Old Notes who does not exchange your Old Notes for New Notes in the exchange offer, you will not recognize any gain or loss for United States federal income tax purposes as a result of the exchange offer. You will continue to have the same tax basis and holding period in your Old Notes as you had prior to the exchange offer.

Consequences to U.S. Holders of New Notes

      The following is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder of the New Notes. Certain consequences to “non-U.S. holders” of the New Notes are described under “— Consequences to Non-U.S. Holders of New Notes” below.

     Interest

      You generally must include interest paid on the New Notes as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for United States federal income tax purposes.

     Additional Amounts

      As described under the heading “Description of Notes — Conversion Price Adjustments” and “— Optional Redemption of the New Notes,” we may be required to pay you additional amounts under certain circumstances. This discussion assumes that the New Notes are not treated as contingent payment debt instruments due to the possibility of such additional amounts. We intend to take the position that any payments of additional amounts described under “Description of the New Notes — Conversion Price Adjustments” should be taxable to you as additional ordinary income and that any payments of additional amounts described under “Description of the New Notes — Optional Redemption of the New Notes” should be taxable to you in the manner described under “Sale, Exchange or Redemption of the New Notes,” in each case, when received or accrued, in accordance with your method of accounting. This position is based in part on the assumption that, as of the date of issuance of the New Notes, the possibility that additional amounts will have to be paid is a “remote” or “incidental” contingency within the meaning of applicable Treasury regulations. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the IRS on your tax return for the year during which you acquire the New Note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of both your income from the notes and our deduction with respect to the payments of additional amounts.

      If we pay additional amounts, you should consult your tax advisor concerning the appropriate tax treatment of the payment of additional amounts with respect to the New Notes.

     Market Discount

      If you acquired an Old Note at a cost that is less than the stated redemption price (i.e., the principal) at maturity of the notes, the amount of such difference is treated as “market discount” for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition). Any applicable market discount on your Old Notes will carry over to your New Notes.

      Under the market discount rules of the Code, you are required to treat any gain on the sale, exchange, retirement or other disposition of a New Note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, principal payments and payments received upon the sale or exchange of a New Note are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If you dispose of a New Note with market discount in certain otherwise nontaxable transactions, you must include accrued market discount as ordinary income as if you had sold the New Note at its then fair market value.

      In general, the amount of market discount that has accrued is determined on a ratable basis. You may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a debt instrument-by-debt instrument basis and is irrevocable.

      With respect to New Notes with market discount, you may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. You may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that you acquire on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. Your tax basis in a New Note will be increased by the amount of market discount included in your income under the election.

     Amortizable Bond Premium

      If you purchased an Old Note for an amount in excess of the stated redemption price at maturity, you will be considered to have purchased the Old Note with “amortizable bond premium” equal in amount to the excess. Any applicable amortizable bond premium will carry over to a New Note you receive in the exchange offer. Generally, you may elect to amortize the premium as an offset to interest income otherwise required to be included in income in respect of the New Note during the taxable year, using a constant yield method similar to that described above, over the remaining term of the New Note (or, if it results in a smaller amount of amortizable premium, until an earlier call date). Under Treasury Regulations, the amount of amortizable bond premium that you may deduct in any accrual period is limited to the amount by which your total interest inclusions on the New Note in prior accrual periods exceed the total amount treated by you as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. If you elect to amortize bond premium, you must reduce your tax basis in the New Note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by you and may be revoked only with the consent of the IRS.

     Sale, Exchange or Redemption of the New Notes

      Upon the sale, exchange or redemption of a New Note (other than a conversion described below under “— Conversion of the Notes”), you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and (ii) your adjusted tax basis in the New Note. Your adjusted tax basis in a New Note generally will equal the amount you paid for the Old Note and will be subsequently increased by market discount previously included in income in respect of the Old Note and the New Note received in exchange for such Old Note and will be reduced by any amortizable bond premium in respect of the Old Note and the New Note received in exchange for such Old Note which has been taken into account.

      Except as described under “Market Discount” above, such capital gain or loss will be long-term capital gain or loss if your holding period in the New Note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

     Conversion of the New Notes

      If you convert a New Note and we deliver a combination of cash and common stock, you should recognize any gain (but not loss) realized, but only to the extent that such gain does not exceed the cash received (other than cash received that is attributable to accrued interest income and other than cash received in lieu of a fractional share of common stock). Such gain generally will be a capital gain and will be taxable as described under “— Sale, Exchange or Redemption of the Notes,” above.

      Cash received in lieu of a fractional share of common stock upon a conversion of a New Note should be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share of common stock and your tax basis in the fractional share. Cash received that is attributable to accrued interest income not previously included in income will be taxable as ordinary income.

      Your tax basis in any common stock received from us in exchange for a New Note should equal your adjusted tax basis in the New Note at the time of the exchange, reduced by any basis allocable to a fractional share, reduced by the amount of cash received in the exchange (other than cash received that is attributable to accrued interest income not previously included in income and other than cash received in lieu of a fractional share of common stock) and increased by the amount of any gain recognized by you on the exchange (other than gain with respect to a fractional share). The holding period for common stock received on conversion generally should include the holding period of the New Note converted.

      If you convert a New Note and we deliver solely cash equal to the principal amount of the New Note in satisfaction of our obligation, you generally will be subject to the rules described in “— Sale, Exchange or Redemption of the Notes.”

     Constructive Dividends

      Holders of convertible debt instruments such as the New Notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments generally will not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the New Notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you may be deemed to have received constructive distributions includible in your income in the manner described below under “— Dividends” even though you have not received any cash or property as a result of such adjustments. In addition, in certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

     Dividends

      Distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, and dividends received by non-corporate holders for taxable years beginning prior to January 1, 2009, generally will be subject to tax at the lower applicable capital gains rate, provided certain holding period requirements are satisfied. It is unclear whether any such constructive dividend would be eligible for the preferential rates of United States federal income tax applicable to certain dividends received by noncorporate holders described above. It is also unclear whether a corporate holder would be entitled to claim the dividends received deduction with respect to a constructive dividend.

     Sale, Exchange or Redemption of Common Stock

      Upon the sale, exchange or redemption of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or redemption and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced rate of United States federal income tax. Your adjusted tax basis and holding period in common stock received upon a conversion of a New Note are determined as discussed above under “— Conversion of the Notes.” The deductibility of capital losses is subject to limitations.

     Backup Withholding and Information Reporting

      We are required to furnish to the record holders of the New Notes and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the New Notes and dividends paid on the common stock.

      You may be subject to backup withholding with respect to interest paid on the New Notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the New Notes or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (iv) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders of New Notes

      The following is a summary of certain material United States federal income and estate tax consequences that will apply to you if you are a non-U.S. holder of the New Notes.

      In general, subject to the discussion below concerning backup withholding:

     Interest

      You will not be subject to the 30% United States federal withholding tax with respect to payments of interest on the New Notes, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or that you hold your New Notes through certain foreign intermediaries and you and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

      Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

      If you cannot satisfy the requirements described above, you will be subject to the 30% United States federal withholding tax with respect to payments of interest on the New Notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that the interest is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business. If you are engaged in a trade or business in the United States and interest on a New Note is effectively connected with your conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Additional Amounts

      Absent further relevant guidance from the IRS, we intend to treat payments of additional amounts described under “Description of the New Notes — Conversion Price Adjustments”, if any, made to non-U.S. holders as subject to United States federal withholding tax. Therefore, we intend to withhold on such payments at a rate of 30% unless we receive an IRS Form W-8BEN or an IRS Form W-8ECI from you claiming, respectively, that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with your conduct of a United States trade or business. If we withhold tax from any payment of additional amounts made to you and such payment were determined not to be subject to United States federal tax, you generally would be entitled to a refund of any tax withheld.

Sale, Exchange or Redemption of the New Notes or Common Stock

      Any gain realized by you on the sale, exchange, redemption or other disposition of a New Note (except with respect to accrued and unpaid interest, which would be taxable as described above) or a share of common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met; or

•	in the case of common stock, we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

      If your gain is described in the first bullet point above, you generally will be subject to United States federal income tax on the net gain derived from the sale. If you are a corporation, then you may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any such effectively connected gain. If you are an individual described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. Non-United States holders should consult any applicable income tax treaties that may provide for different rules. In addition, such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the New Notes or the common stock.

      We do not believe that we are currently, and do not anticipate becoming, a United States real property holding corporation. Even if we were, or were to become, a United States real property holding corporation, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Conversion of the New Notes

      To the extent you receive cash upon conversion of a New Note, you generally would be subject to the rules described under “— Consequences to Non-U.S. Holders — Sale, Exchange or Redemption of the Notes or Common Stock” above. Otherwise, you generally would not recognize any income, gain or loss on the conversion of a New Note into common stock.

Dividends and Constructive Dividends

      In general, dividends, if any, received by you with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the New Notes, see “— Consequences to U.S. Holders of New Notes — Constructive Dividends” above) will be subject to withholding of United States federal income tax at a 30% rate, unless such rate is reduced by an applicable United States income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax against cash payments of interest payable on the New Notes. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to United States federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty.

      In order to claim the benefit of a United States income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

United States Federal Estate Tax

      A New Note held by an individual who at the time of death is not a citizen or resident of the United States (as specialty defined for United States federal estate tax purposes) will not be subject to United States federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to such New Note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. If you are an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes), your common stock will be subject to United States estate tax unless an applicable United States estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

      If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under “Consequences to Non-U.S. Holders — Interest.” In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a New Note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

      You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at “http://www.sec.gov.” In addition, we make our reports on Form 10-K, 10-Q and 8-K available on our internet website free of charge after we file them with the SEC. Our internet website address is www.wasteconnections.com. The information incorporated by reference is deemed part of this offering circular, except for any information superseded by information contained directly in this offering circular.

      The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this offering circular, and information that we file later with the SEC will automatically update and supersede this information. All information appearing in this offering circular is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding sentence. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offering circular. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of this exchange offer:

•	Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 12, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on April 22, 2004;

•	Current Reports on Form 8-K filed with the SEC on April 15, 2004 and April 22, 2004; and

•	The description of our common stock contained in our registration statement on Form 8-A, File No. 000-23981, filed with the SEC on April 2, 1998, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

INVESTOR RELATIONS

WASTE CONNECTIONS, INC.
35 IRON POINT CIRCLE, SUITE 200
FOLSOM, CA 95630
(916) 608-8200

      If for any reason we are not required to comply with the reporting requirements of the Exchange Act, we are still required under the Indenture governing the New Notes to furnish the holders of the New Notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

OFFER TO EXCHANGE

FLOATING RATE CONVERTIBLE SUBORDINATED NOTES DUE 2022

FOR ANY AND ALL OUTSTANDING

FLOATING RATE CONVERTIBLE SUBORDINATED NOTES DUE 2022

      U.S. Bank National Association (successor to State Street Bank and Trust Company of California, N.A.) has been appointed to act as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this offering circular or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

To: U.S. Bank National Association

By Mail, Overnight Mail, Courier or Hand:

U.S. Bank National Association
West Side Flats Operations Center
60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance
For Information: (213) 615-6043

By Facsimile:

(651) 495-8158
Attention: Specialized Finance
Confirm by Receipt of Facsimile Only: (651) 495-3511

      DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT’S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT’S MESSAGE.

      All inquiries relating to this offering circular and the transactions contemplated hereby should be directed to the company at the telephone number and address set forth below:

Worthing Jackman

Waste Connections, Inc.
35 Iron Point Circle, Suite 200
Folsom, CA 95630

Please call: (916) 608-8266

Offering circular

June 16, 2004